Exhibit 99.2

June 3, 2019
GCI Liberty Prices $325 million Upsized Offering of New Senior Notes due 2024
Englewood, Colorado, June 3, 2019 - GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) announced today that its wholly-owned subsidiary, GCI, LLC (the “Issuer”) has priced and agreed to sell to initial purchasers in an upsized private offering $325 million of new 6.625% senior notes due 2024 (the “2024 Notes”). The 2024 Notes will be unsecured obligations of the Issuer. The net proceeds of the offering, together with cash on hand, will be used to fund the redemption of the Issuer’s $325 million aggregate outstanding principal amount of 6.75% Senior Notes due 2021 (the “2021 Notes”), which are callable at par. The offering is expected to close on or about June 6, 2019, subject to customary closing conditions.
The offering is being made pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers will offer the 2024 Notes only to persons reasonably believed to be Qualified Institutional Buyers as permitted under Rule 144A of the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The 2024 Notes will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under such laws or applicable exemptions from such registration requirements.
This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the 2024 Notes, nor shall there be any sales of 2024 Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release shall not constitute a notice of redemption with respect to the 2021 Notes.
Forward-Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the completion of the offering (including timing) and the use of proceeds from the offering. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and GCI Liberty, Inc. and the Issuer expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, Inc. and the Issuer, including their respective most recent Forms 10-K and 10-Q, for additional information about GCI Liberty, Inc. and the Issuer and about the risks and uncertainties related to their businesses which may affect the statements made in this press release.

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) operates and owns interests in a broad range of communications businesses. GCI Liberty’s principal assets consist of its subsidiary GCI Holdings, LLC (“GCI”) and interests in Charter Communications and Liberty Broadband Corporation. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America. GCI Liberty’s other businesses and assets consist of its subsidiary Evite and its interest in Lending Tree.

Contact:
Courtnee Chun
720-875-5420